EXHIBIT 3.1

ARTICLES OF INCORPORATION OF UPSON BANKSHARES, INC.

ARTICLES OF INCORPORATION
OF
UPSON BANKSHARES, INC.

1.

     The name of the Corporation is: “UPSON BANKSHARES, INC.”

2.

     The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code (the “Code”).

3.

     The object of the Corporation is pecuniary gain and profit, and the Corporation is formed for the purpose of becoming and operating as a bank holding company and engaging in such related and permissible activities in connection therewith as the Board of Directors may from time to time specify by resolution.

4.

     The Corporation shall have authority to issue up to Ten Million (10,000,000) shares of common stock. The stock shall have unlimited voting rights and shall be entitled to receive the net asses of the Corporation upon dissolution.

5.

     The initial registered office of the Corporation shall be at 108 South Church Street, Thomaston, Upson County, Georgia 30286-3166. The initial registered agent of the Corporation at such address shall be Daniel W. Brinks.

6.

     The mailing address of the initial principal office of the Corporation is P.O. Box 790, Thomaston, Georgia 30286-0790.

7.

     In discharging their duties and in determining what is believed to be in the best interests of the Corporation, the directors of the Corporation may consider all factors that such directors consider pertinent to the fullest extent permitted under the Code; including, but not limited to, the provisions of Section 14-2-202(b)(5) of the Code, as amended.

8.

     The Corporation shall indemnify a director made a party to a proceeding, and shall advance or reimburse expenses incurred in a proceeding, including a proceeding brought by or in the rights of the Corporation, to the fullest extent permitted under the Code; including, but not limited to, the provisions of Section 14-2-856 of the Code, as amended.

9.

     (a)  A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages, for breach of any duty as a director, except for liability for:

(i)	any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;

(ii)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)	the types of liability set forth in Section 14-2-832 of the Code dealing with unlawful distributions of corporate assets to shareholders; or

(iv)	any transaction from which the director derived an improper material tangible personal benefit.

     (b)  Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

10.

     Any action required by law or by the Bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation, and any action which may be taken at a meeting of the shareholders, may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by persons entitled to vote at a meeting those shares having sufficient voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Notice of such action without a meeting by less than unanimous written consent shall be given within ten (10) days after taking such action to those shareholders of record on the date when the written consent is first executed and whose shares were not represented on the written consent.

11.

     Should any provision of these Articles of Incorporation, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of these Articles of Incorporation shall remain valid and fully enforceable.

12.

     The name and address of the incorporator of the Corporation is:

Daniel W. Brinks
108 South Church Street
Thomaston, Georgia 30286-3166

     IN WITNESS WHEREOF, the undersigned has caused these Articles of Incorporation to be executed, this 16th day of August, 1996.

/s/ T. Kennerly Carroll, Jr.

T. Kennerly Carroll, Jr.
Attorney for the Incorporator

GLASS, MCCULLOUGH, SHERRILL & HARROLD
1409 Peachtree Street, N.E.
Atlanta, Georgia 30309
404/885-6713

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